EXHIBIT (4)

THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITORY OR A NOMINEE THEREOF. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN CERTIFICATED FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TRUST COMPANY (THE “DEPOSITORY”) TO A NOMINEE OF THE DEPOSITORY OR BY THE DEPOSITORY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITORY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITORY. UNLESS THIS GLOBAL NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

REGISTERED No.:	CUSIP No.:	PRINCIPAL AMOUNT:

MERRILL LYNCH & CO., INC.

MEDIUM-TERM NOTES, SERIES C

Strategic Accelerated Redemption SecuritiesSM

(the “Notes”)

ORIGINAL ISSUE DATE:	STATED MATURITY:	MARKET MEASURE:

MARKET MEASURE PUBLISHER:	STARTING VALUE:	THRESHOLD LEVEL:

CALL PREMIUM:	CALL LEVEL:	OBSERVATION DATE(S):

LEVERAGE FACTOR:	CALL AMOUNTS (per Unit):	DEFAULT RATE:

SPECIFIED CURRENCY:	CALCULATION AGENT:	DENOMINATIONS:

BANKING BUSINESS DAY:	MARKET MEASURE BUSINESS DAY:	MARKET MEASURE TYPE: Commodity

OTHER PROVISIONS:

Merrill Lynch & Co., Inc., a Delaware corporation (hereinafter referred to as the “Company”, which term includes any successor corporation under the Indenture herein referred to), for value received, hereby promises to pay to CEDE & CO., or its registered assigns, the payment described below on the Stated Maturity or upon an automatic call (as set forth below).

Payment or delivery of the amount due on this Global Note and any interest on any overdue amount thereof with respect to this Global Note shall be made at the office or agency of the Company maintained for that purpose in the Borough of Manhattan, The City of New York, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

All determinations made by the Calculation Agent, absent a determination of manifest error, shall be conclusive for all purposes and binding on the Company and the Holders and beneficial owners of this Global Note.

Automatic Call

This Global Note shall be automatically called and subject to mandatory redemption if the closing level of the Market Measure on any Observation Date is equal to or greater than the applicable Call Level. If this Global Note is called pursuant to the preceding sentence, the Holder shall receive the Call Amount per Unit applicable to such Observation Date.

If this Global Note is automatically called on an Observation Date other than the Final Observation Date, the Company shall redeem this Global Note and pay the applicable Call Amount on the fifth Banking Business Day after the applicable Observation Date, subject to postponement as described below. If this Global Note is called on the Final Observation Date, the Company shall redeem this Global Note and pay the Call Amount on the Stated Maturity.

If an Observation Date (other than the Final Observation Date) is not a Market Measure Business Day or if there is a Market Disruption Event (as defined below) on such day, the applicable Observation Date shall be the immediately succeeding Market Measure Business Day during which no Market Disruption Event shall have occurred or is continuing; provided that the closing level of the Market Measure shall not be determined on a date later than the tenth scheduled Market Measure Business Day after the scheduled Observation Date, and if such day is not a Market Measure Business Day, or if there is a Market Disruption Event on such date, the Calculation Agent shall determine (or, if not determinable, estimate, in a manner which is considered commercially reasonable under the circumstances) the closing level of the Market Measure on such tenth scheduled Market Measure Business Day.

If the Final Observation Date is not a Market Measure Business Day or if there is a Market Disruption Event on such day, the Final Observation Date shall be the immediately succeeding Market Measure Business Day during which no Market Disruption Event shall have occurred or is continuing; provided that the closing level of the Market Measure shall be determined (or, if not determinable, estimated by the Calculation Agent in a manner which is considered commercially reasonable under the circumstances) on a date no later than the second scheduled Market Measure Business Day prior to the Stated Maturity, regardless of the occurrence of a Market Disruption Event on that scheduled Market Measure Business Day.

If, due to a Market Disruption Event or otherwise, an Observation Date (other than the Final Observation Date) is postponed so that it falls less than five Banking Business Days prior to the scheduled date for payment of the applicable Call Amount, the date on which the Call Amount for such Observation Date shall be paid, if any, shall be the fifth Banking Business Day following the Observation Date as postponed.

Payment on the Stated Maturity

If this Global Note is not called on any Observation Date, on the Stated Maturity, a Holder shall receive a cash payment per Unit equal to the Redemption Amount per Unit. The “Redemption Amount” with respect to each Unit shall be determined by the Calculation Agent and shall equal:

(i)    If the Ending Value (as defined below) is equal to or greater than the Threshold Level, $10 per Unit; or

(ii)    If the Ending Value is less than the Threshold Level:

$10 +	[	$10 ×	(	Ending Value – Threshold Level	)	× Leverage Factor	]
Starting Value

The “Ending Value” shall equal the closing level of the Market Measure on the Final Observation Date.

Market Disruption Events

“Market Disruption Event” means one or more of the following events as determined by the Calculation Agent:

(1)	a material limitation, suspension, or disruption of trading in one or more Market Measure components which results in a failure by the exchange on which each applicable Market Measure component is traded to report an exchange published settlement price for such contract on the day on which such event occurs or any succeeding day on which it continues;

(2)	the exchange published settlement price for any Market Measure component is a “limit price”, which means that the exchange published settlement price for such contract for a day has increased or decreased from the previous day’s exchange published settlement price by the maximum amount permitted under applicable exchange rules;

(3)	failure by the applicable exchange or other price source to announce or publish the exchange published settlement price for any Market Measure component;

(4)	a suspension of trading in one or more Market Measure components, for which the trading does not resume at least ten (10) minutes prior to the scheduled or rescheduled closing time; or

(5)	any other event, if the Calculation Agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates to unwind all or a material portion of a hedge with respect to this Global Note that we or our affiliates have effected or may effect as described below under “Use of Proceeds and Hedging”;

provided that, for any Observation Date, other than the final Observation Date, a Market Disruption Event shall be deemed to occur and, such Observation Date shall be postponed as described under “Automatic Call”, only if such Market Disruption Event, in the sole discretion of the Calculation Agent, materially interferes with the ability of the Calculation Agent to obtain a closing level for the Market Measure.

In the event a Market Disruption Event has occurred on the final Observation Date, the Ending Value will be determined by the Calculation Agent pursuant to the following “Market Disruption Calculation”:

(1)	with respect to each Market Measure component, which is not affected by the Market Disruption Event, the Market Measure level will be based on the exchange published settlement price on the final Observation Date;

(2)	with respect to each Market Measure component which is affected by the Market Disruption Event, the Market Measure level will be based on the exchange published settlement price of each such contract on the first day following the final Observation Date on which no Market Disruption Event occurs with respect to such contract. In the event that a Market Disruption Event occurs with respect to any contract included in the Market Measure on the final Observation Date and on each day to and including the second scheduled Market Measure Business Day prior to maturity (the “Cut-Off Date”), the price of such contract used to determine the Ending Value will be estimated by the Calculation Agent in a manner which the Calculation Agent considers commercially reasonable under the circumstances; and

(3)	the Calculation Agent shall determine the Market Measure level by reference to the exchange published settlement prices or other prices determined in clauses (1) and (2), above, using the then current method for calculating the Market Measure. The exchange on which a futures contract included in the Market Measure is traded for purposes of the foregoing definition means the exchange used to value such futures contract for the calculation of the Market Measure.

All determinations made by the Calculation Agent, absent a determination of manifest error, will be conclusive for all purposes and binding on the Company and the holders and beneficial owners of this Global Note.

Adjustments to the Market Measure

If at any time the Market Measure Publisher makes a material change in the formula for or the method of calculating the Market Measure or in any other way materially modifies the Market Measure so that the Market Measure does not, in the opinion of the Calculation Agent, fairly represent the level of the Market Measure had those changes or modifications not been made, then, from and after that time, the Calculation Agent shall, at the close of business in New York, New York, on each date that the closing value of the Market Measure is to be calculated, make any adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a calculation of a level of a commodities futures index comparable to the Market Measure as if those changes or modifications had not been made, and calculate the closing level with reference to the Market Measure, as so adjusted.

Discontinuance of the Market Measure

If the Market Measure Publisher discontinues publication of the Market Measure, and the Market Measure Publisher or another entity publishes a successor or substitute market measure that the Calculation Agent determines, in its sole discretion, to be comparable to the Market Measure (a “Successor Market Measure”), then, upon the Calculation Agent’s notification of that determination to the Trustee (as defined below) and the Company, the Calculation Agent shall substitute the Successor Market Measure as calculated by the Market Measure Publisher or any other entity and calculate the closing value of the Market Measure on any Observation Date and/or the Ending Value. Upon any selection by the Calculation Agent of a Successor Market Measure, the Company shall cause notice to be given to Holder of this Global Note.

In the event that the Market Measure Publisher discontinues publication of the Market Measure and:

•	the Calculation Agent does not select a Successor Market Measure; or

•	the Successor Market Measure is not published on an applicable Observation Date,

the Calculation Agent shall compute a substitute level for the Market Measure in accordance with the procedures last used to calculate the Market Measure before any discontinuance. If a Successor Market Measure is selected or the Calculation Agent calculates a level as a substitute for the Market Measure as described below, the Successor Market Measure or level shall be used as a substitute for the Market Measure for all purposes, including the purpose of determining whether a Market Disruption Event exists.

If the Market Measure Publisher discontinues publication of the Market Measure before an applicable Observation Date and the Calculation Agent determines that no Successor Market Measure is available at that time, then on each Business Day until the earlier to occur of:

•	the occurrence of an automatic call; or

•	the determination of the Ending Value; or

•	a determination by the Calculation Agent that a Successor Market Measure is available,

the Calculation Agent shall determine the value that would be used in determining whether an automatic call has occurred, computing the Call Amount or the Redemption Amount, as applicable, as described in the preceding paragraph as if that day were an Observation Date. The Calculation Agent shall cause notice of each value to be published not less often than once each month in The Wall Street Journal or another newspaper of general circulation and arrange for information with respect to these values to be made available by telephone.

“Business Day” means any day on which (i) the Market Measure or any Successor Market Measure, if any, that has not been discontinued, is calculated and published and (ii) with respect to the Market Measure, or any Successor Market Measure, which has been discontinued, a day on which the applicable exchanges quoting the commodities futures contracts used to calculate a substitute level for the Market Measure following a discontinuance, referred to above, are open for trading.

General

All percentages resulting from any calculation on the Notes shall be rounded to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards. For example, 9.876545% (or .09876545) would be rounded to 9.87655% (or .0987655). All dollar amounts used in or resulting from any calculation shall be rounded to the nearest cent with one-half cent being rounded upward.

This Global Note is one of a duly authorized issue of the Company’s Medium-Term Notes, Series C, and designated as Strategic Accelerated Redemption SecuritiesSM which are due on the Stated Maturity. The Notes are issued and to be issued under an indenture dated as of April 1, 1983, as amended and restated (the “Indenture”), between the Company and The Bank of New York Mellon (herein called the “Trustee”, which term includes any successor Trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights thereunder of the Company, the Trustee and the Holders of the Notes and the terms upon which the Notes are to be authenticated and delivered.

Unless the certificate of authentication hereon has been executed by or on behalf of the Trustee with respect to the Notes under the Indenture, or its successor thereunder, by the manual signature of one of its authorized officers, this Global Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

The Notes are issuable only in registered form without coupons in the Denominations specified above. As provided in the Indenture and subject to certain limitations therein set forth, this Global Note is exchangeable for certificates representing notes of like tenor and of an equal Principal Amount as requested by the Holder surrendering the same. If (x) the Depository is at any time unwilling or unable to continue as depository and a successor depository is not appointed by the Company within 60 days, (y) the Company executes and delivers to the Trustee a Company Order to the effect that this Global Note shall be exchangeable or (z) an Event of Default has occurred and is continuing with respect to this Global Note, this Global Note shall be exchangeable for certificates representing the Notes in definitive form of like tenor and of an equal Principal Amount, in authorized denominations. Such definitive Notes shall be registered in such name or names as the Depository shall instruct the Trustee. If definitive Notes are so delivered, the Company may make such changes to the form of this Global Note as are necessary or appropriate to allow for the issuance of such definitive Notes.

In case an Event of Default with respect to this Global Note has occurred and is continuing, the amount payable to a Holder of this Global Note upon any acceleration permitted by the Notes, with respect to each Unit of this Global Note, shall be equal to the Redemption Amount per Unit of this Global Note, as specified above, calculated as though the date of acceleration were the Stated Maturity.

In case of default in payment of this Global Note, whether on the Stated Maturity, as a result of an automatic call or upon acceleration, from and after such date this Global Note shall bear interest, payable upon demand of the Holders thereof, at the Default Rate, to the extent that payment of interest shall be legally enforceable, on the unpaid amount due and payable on such date in accordance with the terms of this Global Note to the date payment of such amount has been made or duly provided for.

“Federal Funds Rate” means:

(1)	the rate with respect to a particular interest determination date displayed on Reuters or any successor service on page FEDFUNDS1 under the heading “EFFECT” or any other page as may replace page FEDFUNDS1 on that service (“Reuters Page FEDFUNDS1”), or

(2)	if the rate referred to in clause (1) does not appear on Reuters Page FEDFUNDS1 or is not published by 3:00 P.M., New York City time, on the related calculation date, the rate with respect to a particular interest determination date for United States dollar federal funds as published in H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, under the caption “Federal Funds (Effective)”, or

(3)	if the rate referred to in clause (2) is not published by 3:00 P.M., New York City time, on the related calculation date, the rate with respect to a particular interest determination date calculated by the Calculation Agent as the arithmetic mean of the rates for the last transaction in overnight United States dollar federal funds arranged by three leading brokers of United States dollar federal funds transactions in The City of New York, which may include the agent or its affiliates, selected by the Calculation Agent prior to 9:00 A.M., New York City time, on the Business Day following that interest determination date, or

(4)	if the brokers selected by the Calculation Agent are not quoting as mentioned in clause (3), the Federal Funds Rate for the Business Day preceding the particular interest determination date.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of not less than 66 2/3% in aggregate principal amount of the Securities at the time Outstanding of each series affected thereby.

Holders of specified percentages in aggregate principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of each series, are permitted to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Global Note shall be conclusive and binding upon such Holder and upon all future Holders of this Global Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent or waiver is made upon this Global Note.

No reference herein to the Indenture and no provision of this Global Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay with respect to each Unit hereof the cash payment with respect to each Unit of this Global Note, as specified above and interest on this Global Note, if any, at the time, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations set forth therein and on the face hereof, the transfer of this Global Note may be registered on the Security Register of the Company, upon surrender of this Global Note for registration of transfer at the office or agency of the Company in the Borough of Manhattan, The City of New York, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company duly executed by, the Holder hereof or by his attorney duly authorized in writing, and thereupon one or more new certificates representing the Notes of authorized denominations, of like tenor and for the same Principal Amount shall be issued to the designated transferee or transferees.

Prior to due presentment of this Global Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Global Note is registered as the owner hereof for all purposes, whether or not this Global Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

The Company and each Holder and beneficial owner (by acceptance hereof) hereby agree (in the absence of an administrative determination, judicial ruling or other authoritative guidance to the contrary) to characterize and treat this Global Note for all tax purposes as a pre-paid cash-settled forward contract linked to the level of the Market Measure.

The Indenture and this Global Note shall be governed by and construed in accordance with the laws of the State of New York.

All terms used in this Global Note which are defined in the Indenture but not in this Global Note shall have the meanings assigned to them in the Indenture.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

Dated:

CERTIFICATE OF AUTHENTICATION This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.	Merrill Lynch & Co., Inc.

[Copy of Seal]

The Bank of New York Mellon, as Trustee	By:
Assistant Treasurer

By:	Attest:
Authorized Officer		Secretary

ASSIGNMENT/TRANSFER FORM

FOR VALUE RECEIVED the undersigned registered Holder hereby sell(s), assign(s) and transfer(s) unto (insert Taxpayer Identification No.)

(Please print or typewrite name and address including postal zip code of assignee)

the within Note and all rights thereunder, hereby irrevocably constituting and appointing                                          attorney to transfer said Note on the books of the Company with full power of substitution in the premises.

Date:
NOTICE: The signature of the registered Holder to this assignment must correspond with the name as written upon the face of the within instrument in every particular, without alteration or enlargement or any change whatsoever.